EXHIBIT 99.1(a)

Resolution of the Board of Directors of
Pacific Mutual Life Insurance Company ("Pacific Mutual")
Authorizing Establishment of Separate Accounts and
Memorandum Establishing Pacific Select Variable
Annuity Separate Account

OFFICE MEMORANDUM
DATE
November 28, 1989
TO
Harry G. Bubb
FROM
Clement B. Penrose
SUBJECT
PACIFIC SELECT VARIABLE ANNUITY SEPARATE ACCOUNT

RECOMMENDATION:

That you authorize the establishment of the Pacific Select Variable Annuity Separate Account.

WHY RECOMMENDATION IS SUBMITTED AT THIS TIME:

Documentation of this authorization must accompany the registration filing about to be made with the Securities and Exchange Commission for the Pacific Select Individual Flexible Premium Deferred Variable Accumulation Annuity Contract.

BACKGROUND:

General management has approved the development of a third variable product, Pacific Select Individual Flexible Premium Deferred Variable Accumulation Annuity Contract. Amounts received by Pacific Mutual in connection with the sale of this new product will be allocated to the Pacific Select Variable Annuity Separate Account and among its nine subaccounts, at the Contract Owners' direction.

On November 22, 1989, the Board of Directors of Pacific Mutual adopted a resolution authorizing any Officer of the corporation to take whatever action is necessary to establish and maintain Separate Accounts which may be required in connection with variable life insurance policies, variable annuity contracts, or any derivative thereof. Outside counsel for our variable life products recommends that this authorization for the new Separate account be obtained from the Chief Executive Officer of Pacific Mutual.

OTHERS CONSULTED:

Mr. Joanning, Mr. Carmichael and Ms. Ledger concur in this recommendation.


Clement B. Penrose

cc:  Mr. Joanning
     Mr. Carmichael
     Ms. Ledger

Establishment of
Pacific Select Variable Annuity Separate Account
Is Authorized:

/s/HARRY G. BUBB
Harry G. Bubb    11/30/89
Chief Financial Officer

SECRETARY'S CERTIFICATE

PACIFIC MUTUAL LIFE INSURANCE COMPANY


RESOLVED, that the Board of Directors of this Corporation hereby authorizes this Corporation to obtain approval from the appropriate regulatory authorities of an amendment to its Certificate of Authority to issue variable life insurance policies and variable annuity contracts and any derivative thereof being herein collectively referred to as "variable contracts"; and

RESOLVED FURTHER, that the Board of Directors of this Corporation hereby authorizes and directs the establishment of Separate Accounts ("Separate Accounts") that may be required to which the amounts received by this Corporation in connection with the sale of the Contracts shall be allocated; and

RESOLVED FURTHER, that within the Separate Accounts there may be a number of Variable Accounts with different investment policies and objectives into which a policyowner may direct his interests in the Separate accounts and the Variable Accounts; and

RESOLVED FURTHER, that the Separate Accounts are to be established and maintained in accordance with the provisions of Section 10506 of the California Insurance Code and the regulations promulgated under that Section; and

RESOLVED FURTHER, that any officer of this Corporation is authorized and directed to take whatever action may be necessary or advisable to establish and maintain such Separate Accounts and to register, file or qualify the Contracts for sale, including, but not limited to, determining the states or other jurisdictions in which necessary or advisable action shall be taken to qualify, file, or register the Contracts for sale, performing any and all acts as such Officer deems necessary or advisable to comply with the applicable laws of any such state or jurisdiction including making any required filings with the California Insurance Department or any other regulator authority in California or any other regulatory authority in any state or jurisdiction having jurisdiction over the insurance activities of the Company or over the Contracts; performing any and all acts as such Officer deems necessary or advisable to comply with the applicable laws of the United States including, but not limited to, preparing and filing registration statements with the Securities and Exchange Commission to register the Contracts or interests therein under the Securities Act of 1933 and the Investment Company Act of 1940 and to register the Separate Account under the Investment Company Act of 1940, and to file any exemptive application if necessary or advisable under the Investment Company Act of 1940 and to make such other filings or seek any interpretations that are necessary or advisable from the Securities and Exchange Commission or any other agency of the United States Government; or making any filings, seek any interpretations, or make other submissions that such Officer deems necessary or advisable with other regulatory authorities having jurisdiction over the offer and sale of the Contracts and to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents, powers of attorneys, and appointments of agents for service of process, and the paying of all necessary fees and expenses as in such Officer's judgment may be necessary or advisable.

*****

I, AUDREY L. MILFS, do hereby certify that I am the duly elected, qualified and acting Secretary of Pacific Mutual Life Insurance Company, a California corporation, and I do hereby further certify that the foregoing is a true and correct copy of a resolution adopted at a meeting of the Board of Directors of said corporation, held on November 22, 1989, at which a quorum was present and voted in favor thereof, and that said resolution has not been revoked or amended and is now in full force and effect.

Dated this 29th day of November, 1989

/s/AUDREY L. MILFS
Audrey L. Milfs
Secretary